Exhibit 99.2
Post Holdings Announces Upcoming Executive Leadership Changes
•Post Holdings Chief Operating Officer Jeff Zadoks Announces Retirement
•Post Consumer Brands President and CEO Nicolas Catoggio to Add Post Holdings COO Responsibilities upon Zadoks’ Retirement
ST. LOUIS, August 7, 2025 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today shared that Jeff Zadoks, EVP and Chief Operating Officer, has announced his retirement effective January 2026. Upon Zadoks’ retirement, Post Consumer Brands President and Chief Executive Officer Nicolas Catoggio will expand his current role to include responsibilities as Post Holdings’ Chief Operating Officer, beginning in January 2026. Until a longer term leader is selected, Catoggio will retain day-to-day responsibility for Post Consumer Brands.
Zadoks joined Post in 2011. He was promoted to Chief Financial Officer in 2014 and to Chief Operating Officer in December 2022. “Jeff has been an integral part of our company’s growth for the past 14 years,” said Rob Vitale, Post Holdings’ President and Chief Executive Officer. “His impact on our company is immeasurable, and he has been a valued friend and advisor. We are grateful to Jeff for the many ways he has contributed to Post’s success and wish him the very best in his retirement.”
Catoggio joined Post Consumer Brands as President and Chief Executive Officer in September 2021. He joined Post from Boston Consulting Group, where he served as Managing Director and Senior Partner and advised Post for many years. Under Catoggio’s leadership, Post Consumer Brands has expanded its position as a leading branded and private label ready-to-eat cereal provider into the pet food, peanut butter and pasta categories. During Catoggio’s tenure, the company has successfully integrated a variety of acquired companies, manufacturing facilities, products and brands.
“Nico is a strategic leader who has led Post Consumer Brands’ growth from a ready-to-eat cereal company to a multi-category organization,” Vitale said. “I am excited to work with him to continue Post’s record of success.”
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American branded and private label ready-to-eat cereal, pet food, peanut butter and pasta categories. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. For more information, visit www.postholdings.com.
Contact:
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 865-9281
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
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